State of Delaware
Secretary of State
Division of Corporations
Delivered 11:35 AM 03/31/2015
FILED 11:32 AM 03/31/2015
SRV 150441558 - 2419873 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF MILLENNIUM HEALTHCARE INC.

It is hereby certified that:

1. By unanimus written consent of the Board of Directors, and written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock of Millennium Healthcare Inc. (the "Corporation"), given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, the Corporation is authorized to amend the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock (the "Certificate of Designation").

2. Section 2(a) of the Certificate of Designation is amended in its entirety to read:

> "Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series A Preferred Stock shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For as long as Series A Preferred Stock is issued and outstanding, the holders of Series A Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power."

3. The amendment of the Designation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on March 30, 2015

Dominick Sartorio
Chief Executive Officer